Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Logflex MT Holding Limited on Form F-4/A of our report dated August 25, 2022, with respect to our audits of the combined carve-out statements of financial position of Logflex MT Holding Limited as of December 31, 2021, 2020 and 2019, and the related combined carve-out statements of profit or loss and comprehensive income, changes in deficit and cash flows for each of the years in the two-year period ended December 31, 2021, including the related notes.

We consent to the inclusion in this Registration Statement of Logflex MT Holding Limited on Form F-4/A of our report dated December 17, 2021, with respect to our audits of the combined carve-out statements of financial position of Logflex MT Holding Limited as of December 31, 2020 and 2019, and the related combined carve-out statements of profit or loss and comprehensive income, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2020, including the related notes.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

We were dismissed as auditors on October 17, 2022, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in this Registration Statement for the periods after the year ended December 31, 2021.

/s/ Friedman LLP

Marlton, New Jersey

February 21, 2023